Leatt Corp Announces Results for Second Quarter 2022

Year-to-date revenues increase 55%;

Year-to-date net income increases 55%;

Year-to-date EPS increases to $1.20

CAPE TOWN, South Africa, (August 11, 2022) - Leatt Corporation (OTCQB: LEAT), a leading developer and marketer of protective equipment and ancillary products for many forms of sports, especially extreme high-velocity sports, today announced financial results for the second quarter ending June 30, 2022. All financial numbers are in U.S. dollars.

Second Quarter 2022 Highlights

• Global revenues of $17.9 million, up 25%, compared to second quarter 2021

• Income from operations of $3.7 million, up 18%, compared to second quarter 2021

• Net income of $2.7 million, up 13%, compared to second quarter 2021

• Earnings per basic share of $0.47 up 7%, compared to second quarter 2021

• Solid investment in sales and distribution capacity globally to fuel growth

Chief Executive Officer, Sean Macdonald commented: "The 2022 second quarter was our 17th consecutive quarter of year-over-year revenue growth with results that continue to demonstrate our ability to grow revenue, gain sales traction in important product categories and build Leatt as a global consumer brand recognized for innovation and exhilaration.

"Global revenues for the first six months of 2022 were $42.2 million, up 55%, compared to $27.2 million for the same period last year.  Net income for the first six months was $6.9 million, up 55%, compared to $4.5 million for the comparative period and earnings per basic share increased to $1.20 as compared to $0.82 for the first six months of 2021.

"We continue to achieve double-digit revenue growth in all of our expanding product categories, with the exception of neck braces, our most established category, where sales decreased compared to a very strong second quarter of 2021. Apparel, helmet and off-road motorcycle boot sales have been particularly strong, energizing our entire team and our international distribution network. We continue to build out a global team of sales and brand managers who are focused on specific regional market dynamics and support for our distribution partners and dealer networks.

"Although port congestion created some restocking issues for our dealers that ulitmately resulted in a contraction in domestic sales during the second quarter and first six months of 2022, international revenues for the second quarter of 2022 were $13.9 million, up 45% over the same period last year. We have experienced an easing in these delays as we continue to drive consumer demand to stores with coordinated marketing campaigns and remain committed to investing heavily in our U.S. sales and distribution capacity to reach a wider group of MOTO and MTB dealers around the country."

Founder and Chairman Dr. Christopher Leatt remarked: "We continue to develop an exciting pipeline of innovative and consumer-centric products that are well-differentiated and rigorously tested by our team of dedicated product developers, engineers and passionate family of professional riders and athletes."

Financial Summary

Total revenues for the second quarter of 2022 increased to $17.9 million, up 25%, compared to $14.3 million for the second quarter of 2021.

The increase was driven by a 11% increase in body armor sales, a 132% increase in helmet sales, and a 51% increase in other products, parts and accessories, that were partially offset by a 17% decrease in neck brace sales

Income from operations for the second quarter of 2022 increased to $3.7 million, up 18%, compared to $3.1 million for the second quarter of 2021.

Net income for the second quarter of 2022 increased to $ 2.7 million, or $0.47 per basic and $0.44 per diluted share, up 13%, compared to $2.4 million, or $0.44 per basic and $0.39 per diluted share, for the second quarter of 2021.

Leatt continued to meet its working capital needs from cash on hand and internally generated cash flow from operations.  At June 30, 2022, the Company had cash and cash equivalents of $4.95 million and a current ratio of 3.8:1.

Business Outlook

Mr. Macdonald added: "We are making strong progress and are very aware of the potential economic headwinds that the current environment may reveal, but we remain enthusiastic about our ability to gain traction.  Many of our new categories that have launched extremely well are still in their infancy in terms of market share and their potential to meet the needs of all levels of riders worldwide.

"Our MTB and MOTO customers around the world have remained enthusiastic about the Leatt brand and our 'head-to-toe' offerings of exceptional protective gear over the last several quarters, and we expect that the global trend of consumer participation in outdoor riding activities  will continue.

"Our team remains focused on our strong ability to invest in areas that fuel growth, control costs and operate efficiently in the midst of a widespread, global inflationary environment. We continue to monitor customer stocking, consumer buying patterns and worldwide economic and geo-political risks closely and are committed to building Leatt on a sustainable basis that creates lasting, on-going shareholder value."

Conference Call

The Company will host a conference call at 10:00 am ET on Thursday, August 11, 2022, to discuss the second quarter 2022 results.

Participants should dial in to the call ten minutes before the scheduled time, using the following numbers: 1-877-407-9716 (U.S.A) or +1-201-493-6779 (international) to access the call.

Audio Webcast

There will also be a simultaneous live webcast through the Company's website, www.leatt-corp.com. Participants should register on the website approximately ten minutes prior to the start of the webcast.

Replay

An audio replay of the conference call will be available for seven days and can be accessed by dialing 1-844-512-2921 (U.S.A) or +1-412-317-6671 (international) and using passcode 13731945.

For those unable to attend the call, a recording of the live webcast will be archived shortly following the event for 30 days on the Company's website.

About Leatt Corp

Leatt Corporation develops personal protective equipment and ancillary products for all forms of sports, especially extreme motorsports. The Leatt-Brace® is an award-winning neck brace system considered the gold standard for neck protection for anyone wearing a crash helmet as a form of protection. It was designed for participants in extreme sports or riding motorcycles, bicycles, mountain bicycles, all-terrain vehicles, snowmobiles and other vehicles. For more information, visit www.leatt.com.

Follow Leatt® on Facebook, Twitter, and Instagram.

Forward-looking Statements:

This press release may contain forward-looking statements regarding Leatt Corporation (the "Company") within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding: the likelihood that the Company's momentum of record-breaking revenue growth will continue; the ability of the Company to continue to maintain its innovative and cutting edge pipeline of branded products or to financially benefit from its sales and marketing efforts; the ability of the Company's global supply chain to withstand any adverse impact on global supply chains and to meet customer demand; the financial outlook of the Company; the general ability of the Company to achieve its commercial objectives; the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "seeks," "should," "could," "intends," or "projects" or similar expressions, and involve known and unknown risks and uncertainties. These statements are based upon the Company's current expectations and speak only as of the date hereof. Any indication of the merits of a claim does not necessarily mean the claim will prevail at trial or otherwise. Financial performance in one period does not necessarily mean continued or better performance in the future. The Company's actual results in any endeavor may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, which factors or uncertainties may be beyond our ability to foresee or control. Other risk factors include the status of the Company's common stock as a "penny stock" and those listed in other reports posted on The OTC Markets Group, Inc.

Contact:

Michael Mason

Investor Relations

Investor-info@leatt.com

[FINANCIAL TABLES TO FOLLOW]

LEATT CORPORATION
CONSOLIDATED BALANCE SHEETS
ASSETS

	June 30, 2022	December 31, 2021
	Unaudited	Audited
Current Assets
Cash and cash equivalents	$4,949,771	$5,022,436
Short-term investments	58,263	58,262
Accounts receivable, net	13,823,969	12,660,936
Inventory, net	21,853,273	21,081,481
Payments in advance	1,351,666	1,610,640
Prepaid expenses and other current assets	3,449,089	4,178,427
Total current assets	45,486,031	44,612,182

Property and equipment, net	2,959,009	3,128,086
Operating lease right-of-use assets, net	1,239,776	1,393,213

Other Assets
Deposits	41,333	33,339

Total Assets	$49,726,149	$49,166,820

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$7,967,771	$14,617,671
Note payable, current	88,950	83,270
Operating lease liabilities, current	301,640	318,621
Income taxes payable	3,442,038	2,738,818
Short term loan, net of finance charges	227,180	975,025
Total current liabilities	12,027,579	18,733,405

Deferred compensation	360,000	320,000
Note payable, net of current portion	147,423	189,249
Operating lease liabilities, net of current portion	938,136	1,074,592
Deferred tax liability, net	228,600	228,600

Commitments and contingencies

Stockholders' Equity

Preferred stock, $.001 par value, 1,120,000 shares authorized, 120,000 shares issued and outstanding	3,000	3,000
Common stock, $.001 par value, 28,000,000 shares authorized, 5,826,892 and 5,673,683 shares issued and outstanding	130,280	130,162
Additional paid - in capital	9,809,539	9,230,847
Accumulated other comprehensive loss	(904,316)	(779,268)
Retained earnings	26,985,908	20,036,233
Total stockholders' equity	36,024,411	28,620,974

Total Liabilities and Stockholders' Equity	$49,726,149	$49,166,820

The accompanying notes are an integral part of these consolidated financial statements.

LEATT CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Three Months Ended		Six Months Ended
	June 30		June 30
	2022	2021	2022	2021
	Unaudited	Unaudited	Unaudited	Unaudited

Revenues	$17,938,310	$14,300,559	$42,166,418	$27,197,034

Cost of Revenues	10,294,238	8,107,020	24,895,256	14,951,541

Gross Profit	7,644,072	6,193,539	17,271,162	12,245,493

Product Royalty Income	46,971	58,479	125,810	83,289

Operating Expenses
Salaries and wages	1,325,177	912,811	2,623,139	1,837,348
Commissions and consulting expenses	150,634	215,986	313,220	436,648
Professional fees	79,653	123,501	338,768	461,256
Advertising and marketing	746,114	518,153	1,360,004	1,035,733
Office lease and expenses	193,878	87,200	400,899	174,573
Research and development costs	480,843	445,156	1,014,543	850,261
Bad debt expense (recovery)	(13,969)	(51,732)	4,355	14,093
General and administrative expenses	710,351	609,760	1,422,103	1,138,359
Depreciation	287,943	242,401	564,867	478,936
Total operating expenses	3,960,624	3,103,236	8,041,898	6,427,207

Income from Operations	3,730,419	3,148,782	9,355,074	5,901,575

Other Income (Expenses)
Interest and other expenses, net	(8,349)	3,948	(2,192)	(59)
Total other income (expenses)	(8,349)	3,948	(2,192)	(59)

Income Before Income Taxes	3,722,070	3,152,730	9,352,882	5,901,516

Income Taxes	995,150	744,082	2,403,207	1,432,030

Net Income Available to Common Shareholders	$2,726,920	$2,408,648	$6,949,675	$4,469,486

Net Income per Common Share
Basic	$0.47	$0.44	$1.20	$0.82
Diluted	$0.44	$0.39	$1.12	$0.72

Weighted Average Number of Common Shares Outstanding
Basic	5,815,285	5,438,686	5,790,510	5,434,553
Diluted	6,255,537	6,172,686	6,230,763	6,168,553

Comprehensive Income
Net Income	$2,726,920	$2,408,648	$6,949,675	$4,469,486
Other comprehensive income, net of $0 deferred income taxes in 2022 and 2021
Foreign currency translation	(382,782)	60,893	(125,048)	32,541

Total Comprehensive Income	$2,344,138	$2,469,541	$6,824,627	$4,502,027

The accompanying notes are an integral part of these consolidated financial statements.

LEATT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS  ENDED JUNE 30, 2022 AND 2021

	2022	2021
Cash flows from operating activities
Net income	$6,949,675	$4,469,486
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation	564,867	478,936
Stock-based compensation	323,010	55,020
Bad debts reserve	(7,871)	11,763
Inventory reserve	94,269	39,995
(Gain) loss on sale of property and equipment	(22,905)	5,767
(Increase) decrease in:
Accounts receivable	(1,155,162)	2,077,870
Inventory	(866,061)	3,478,553
Payments in advance	258,974	(397,698)
Prepaid expenses and other current assets	729,338	(3,989,785)
Income tax refunds receivable	-	2,964
Deposits	(7,994)	(233)
Increase (decrease) in:
Accounts payable and accrued expenses	(6,649,900)	(5,377,741)
Income taxes payable	703,220	375,379
Deferred compensation	40,000	40,000
Net cash provided by operating activities	953,460	1,270,276

Cash flows from investing activities
Capital expenditures	(435,537)	(191,443)
Proceeds from sale of property and equipment	42,773	-
Increase in short-term investments, net	(1)	(2)
Net cash used in investing activities	(392,765)	(191,445)

Cash flows from financing activities
Issuance of common stock	255,800	-
Repayment of note payable to bank	(36,146)	-
Repayment of short-term loan, net	(747,845)	(317,720)
Net cash used in financing activities	(528,191)	(317,720)

Effect of exchange rates on cash and cash equivalents	(105,169)	20,427

Net increase (decrease) in cash and cash equivalents	(72,665)	781,538

Cash and cash equivalents - beginning of period	5,022,436	2,967,042

Cash and cash equivalents - end of period	$4,949,771	$3,748,580

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$30,178	$16,379
Cash paid for income taxes	$1,699,987	$1,088,360

Other noncash investing and financing activities
Common stock issued for services	$323,010	$55,020

The accompanying notes are an integral part of these consolidated financial statements.